Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G dated April 7, 2011 with respect to the shares of common stock, par value $0.0001 per share, of Paneltech International Holdings, Inc. and any further amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended.

Dated: April 7, 2011
SORB MANAGEMENT CORPORATION

By:	/s/ Scott Olmstead
Scott Olmstead, President

/s/ Scott Olmstead
SCOTT OLMSTEAD